Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated N-2

Exhibit 99(a)(6)

ARTICLES OF AMENDMENT

OF

FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND
INCORPORATED

FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:       The Articles of Amendment and Restatement (the “Articles of Incorporation”) of the Corporation are hereby further amended to replace Article I with the following:

ARTICLE I

NAME

The name of the Corporation (the “Corporation”) hereafter shall be “Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated.”

SECOND:       The above amendment to the Articles of Incorporation was duly approved by a majority of the Corporation’s Board of Directors at a meeting held on April 23, 2019.

THIRD:           The above amendment to the Articles of Incorporation is limited to a change expressly permitted by §2-605(a)(1) of the General Corporation Law of Maryland to be made without action by stockholders of the Corporation.

The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation’s Articles of Incorporation are true in all material respects, and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED has caused this instrument to be executed in its name and on its behalf by its President, R. Eric Chadwick, and attested by its Vice President and Secretary, Chad C. Conwell on the 20th of June, 2019. These Articles of Amendment shall be effective as of 12:01 a.m. on July 5, 2019.

FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED

By:	/s/ R. Eric Chadwick
R. Eric Chadwick, President

ATTEST:

By:	/s/ Chad C. Conwell
Chad C. Conwell, Vice President and Secretary